EXHIBIT 10.53E

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Agreement”) is entered into by and between CSG Systems, Inc. (the “Company”) and Kenneth M. Kennedy (“Employee” or “you” and collectively with the Company, the “Parties”). In consideration of the mutual covenants, conditions and promises set forth in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the undersigned Parties agree as follows:

I. Definitions

For purposes of this Agreement, the following definitions will apply:

A. Termination Date. Your separation from employment with the Company will be effective on or about September 10, 2023 (the “Termination Date”).

B. Effective Date. The “Effective Date” of this Agreement is the eighth day following your execution of the Agreement, providing you do not exercise your right to revoke, rescind, or otherwise cancel the Agreement, pursuant to the procedure set forth in Paragraph II.E (4).

C. Company Released Parties. The “Company Released Parties” are the Company and its present, past, and future parents, subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, joint venturers, representatives, successors, and assigns, and their past and present owners, directors, officers, employees, stockholders, attorneys, agents, trustees, and insurers, and all persons acting by, through, under or in concert with any of them and all other persons, firms and corporations whomsoever in their individual, corporate, or official capacities.

D. Employee Released Parties. The “Employee Released Parties” are you and your attorneys, heirs, executors, administrators, representatives, agents, successors, and assigns, and anyone claiming for you or on your behalf.

E. Company Releasing Parties. The “Company Releasing Parties” are the Company Released Parties.

F. Employee Releasing Parties. The “Employee Releasing Parties” are the Employee Released Parties.

G. Signature Date. The “Signature Date” of this Agreement is the date you sign the Agreement. You cannot sign the document prior to the Termination Date. No pre-dating of this Agreement will be accepted, and this Agreement is voidable at the sole option of the Company if signed before the Termination Date.

II. Terms

A. Return of Company Property. If Employee has not already done so, Employee will return and give to the Company as soon as possible, but no later than five (5) days after the Termination Date, all equipment, devices and hardware owned by the Company and all documents, computer files, and any copies thereof (whether electronic or otherwise or whether located on a personal or company device), which relate to the Company’s business and which are in Employee’s possession, or under Employee’s direction or control. Notwithstanding the prior statements in this Section, Employee may retain his phone, tablet and computer. Employee confirms that he has already provided all such equipment to the Company to be wiped to ensure all Company-related information is erased and not retained on the equipment.

B. Consideration. In consideration for Employee’s execution of this Agreement, compliance with all terms of the Agreement (including, but not limited to, Paragraphs II.I and II.J), and Employee’s release of claims as set forth below, the Company will pay to Employee the following payments and other consideration, which is referred to collectively as the “Severance Payment”:

(1)
Cash Component. In addition to your regular compensation and vacation pay through your Termination Date (all less applicable taxes and withholdings), the Company will pay Employee an amount in the aggregate equal to $1,000,000 (constituting the sum of Employee’s base salary of $500,000 and 100% of bonus at target of $500,000) less all applicable withholdings, paid in substantially equal installments on the Company’s normal payroll dates over the 12-month period (the “Separation Payment Period”) beginning on the first regularly scheduled payroll date that is at least sixty (60) days following the Termination Date. In addition, you will be eligible to receive a pro-rated bonus for the 2023 calendar year, less applicable withholdings, which shall be determined and payable around March 2024 in accordance with the Company’s normal bonus calculation and payment procedures.

(2)
COBRA Premium Subsidy. As a result of Employee currently being enrolled in a Company medical plan, the Company will pay Employee an amount equal to $42,194, less all applicable withholdings. This COBRA Subsidy is intended to subsidize the premiums due for COBRA continuation coverage under Company group health plans during the Separation Payment Period but will be provided to Employee regardless of whether Employee elects to enroll in COBRA continuation coverage. Employee understands that it is Employee’s responsibility to ensure Employee and/or their dependents timely elect to enroll in COBRA continuation coverage and that all premiums are timely paid. The COBRA Subsidy will be paid in a lump sum, less applicable withholdings, on the first regularly scheduled payroll date that is at least sixty (60) days following the Termination Date. This amount represents COBRA for an eighteen (18) month period.

(3)
Time Based Equity Vesting. On the Termination Date, 21,082 shares of CSG common stock shall vest, which represents pro-rata vesting of unvested time based shares. Time based shares shall be calculated separately for each outstanding, unvested award of time based restricted stock as the product of (i) the total number of the shares of time based restricted stock granted on the applicable grant date, and (ii) a fraction, the numerator of which is the number of full completed months as of the Termination Date, which have lapsed since the grant date, and the denominator of which is the total number of months during the vesting period.

(4)
Performance Based Equity Vesting. Certain performance based, unvested restricted stock awards will remain eligible to vest after the Termination Date. The number of unvested performance based shares eligible for continued vesting shall be determined separately for each outstanding, unvested award of performance based as the product of (I) the total number of performance shares granted on the applicable grant date, and (II) a fraction, the numerator of which is the number of full completed months as of the Termination Date which have lapsed since such grant date, and the denominator of which is the total number of months during the vesting period. The total number of unvested shares eligible for continued vesting shall be 40,948. Any performance based shares that remain eligible to vest as determined in the immediately preceding sentence will remain subject to the applicable performance criteria. The shares represented in this subsection include performance based shares at target, however, the actual shares will remain subject to the applicable performance criteria and will vest based on the actual performance of the Company. Employee will be responsible for payment of all taxes and withholding associated with the vesting of the shares provided herein.

Employee agrees and understands that the Company will report the Severance Payment on IRS Form W-2 and any similar form required by state or federal law.

To receive the Severance Payment, you must sign and return this Agreement to Rasmani Bhattacharya, Chief Legal Officer, at Rasmani.bhattacharya@csgi.com or by mail at 169 Inverness Drive W., 3rd Floor, Englewood CO 80112 by twenty-one (21) days after the Termination Date and you must not revoke this Agreement for seven days after signing. After the ADEA Revocation Period expires (set forth in Paragraph II.E (4)), and providing you have not revoked this Agreement, the Severance Payment will be paid (or, as to equity, take effect) as set forth above.

C. Not Otherwise Entitled; Clawback Rights. The parties agree that, apart from this Agreement, Employee is not entitled to any payments or other consideration from the Company. Employee acknowledges that the Severance Payment is good and valuable consideration in exchange for this Agreement, and that (i) other than the Severance Payment, the Company has paid Employee all compensation due to Employee related to any employment relationship between Employee and the Company and its affiliates including all salary or wages due for hours Employee worked, commissions, bonuses, sick pay, vacation pay and other benefits, and (ii) that as of the Termination Date, Employee is no longer an employee of the Company, its affiliates, or the Company Released Parties. Employee also is subject to the Company’s “clawback” policy (as provided in Section 7.2 of the CSG Systems International, Inc. Executive Severance Plan dated March 28, 2023, subject to amendment by the Company) pursuant to which the Company may reduce, cancel or require the recovery of the bonus or long-term incentive components of the Severance Payment, or portions thereof.

In the event that Employee breaches the terms of this Agreement, and after the Company provides Employee ten (10) days’ written notice and opportunity to address the breach, if such breach is not cured to the reasonable satisfaction of the Company, the Company may pursue any legal or equitable remedies that may be available in a court of law. In addition, Employee agrees that insofar as any portion of the Severance Payment is subject to recovery by the Company in the event of an accounting restatement pursuant to regulations issued by the Securities and Exchange Commission, Employee will repay any amounts subject to recovery.

D. Employee Benefits. If Employee has elected benefits under the Company’s medical plans (health, dental and/or vision) prior to the Termination Date, such coverage will continue until September 30, 2023 and, thereafter, eligible employees will have the option to elect continuation coverage under COBRA. Employee agrees that after the Termination Date, Employee no longer has any coverage or entitlement to unvested benefits or contributions under any of the Company’s benefit plans. Employee’s benefits in all other elected benefit plans will terminate in accordance with the terms of those plans.

E. Acknowledgments. Employee acknowledges that Employee has read and understands this Agreement, and Employee specifically acknowledges the following:

(1) That Employee has been advised by the Company to consult with an attorney, and has had the opportunity to consult with an attorney, before signing this Agreement and that the Agreement has been written in a manner calculated to be clearly understood by Employee.

(2) That Employee has read and fully understands all the provisions of this Agreement and that Employee was given a reasonable time of twenty-one (21) days to review, consider and decide whether to sign this Agreement and understands this signed Agreement must be returned to Rasmani Bhattacharya, Chief Legal Officer, at Rasmani.bhattacharya@csgi.com or by mail at 169 Inverness Drive W., 3rd Floor, Englewood CO 80112 no later than October 17, 2022. Employee and the Company agree that any changes made to this Agreement at Employee’s request do not restart the twenty-one (21) day period to review this Agreement.

(3) That Employee is waiving, among other claims, age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621, et seq., and all amendments thereto, whether known or unknown.

(4) That if Employee signs this Agreement, Employee will have seven (7) days following the Signature Date of this Agreement to revoke, rescind, or cancel Employee’s consent to this Agreement (the “ADEA Revocation Period”). If Employee wishes to revoke this Agreement, Employee agrees to do so in writing within seven days of executing this Agreement, by delivering written notice of Employee’s intent to revoke to Rasmani Bhattacharya, Chief Legal Officer, at Rasmani.bhattacharya@csgi.com or by mail at 169 Inverness Drive W., 3rd Floor, Englewood CO 80112.

(5) If Employee does not execute this Agreement or rescinds, revokes, or cancels it under applicable state or federal law, then Employee will not be entitled to any of the considerations and/or any of the covenants that the Company agrees to provide and/or make in this Agreement (including the Severance Payment) and the Company has no obligations whatsoever under this Agreement and this Agreement is null and void.

(6) That this Agreement will not become effective or enforceable until after the Effective Date.

(7) That Employee has carefully read and understands the terms of this Agreement, including the Paragraph entitled “Acknowledgements,” and accepts these terms freely and voluntarily, in exchange for the consideration stated above, which Employee acknowledges constitutes full, fair, reasonable and adequate consideration to which Employee is not otherwise entitled.

(8) That, by signing this Agreement, Employee is not waiving or releasing any claims based on actions or omissions that occur after the date of signing of this Agreement.

(9) That Employee states and warrants that the information provided in this Agreement provides sufficient information for Employee to knowingly and voluntarily release any claims based upon the Age Discrimination in Employment Act.

F. Mutual Release.

(1)
In consideration of the Severance Payment, and as a material inducement to the Company to enter into this Agreement, the Employee Releasing Parties fully release and discharge the Company Released Parties from any and all liability, actions, causes of actions, and claims of any nature, whether known or unknown, in connection with all interactions, transactions or contracts, express or implied, which the Employee Releasing Parties have against the Company Released Parties or have in connection with any and all interactions, transactions or contracts, express or implied, between the Employee Releasing Parties and the Company Released Parties, through the Signature Date of this Agreement. This Agreement, however, does not apply to any claim which as a matter of law cannot be released, including but not limited to claims for unemployment insurance benefits and workers’ compensation claims. Employee agrees it is Employee’s intent to release all claims which Employee can legally release but no more than that. This Agreement shall not include any claim that cannot, as a matter of law, be released by private agreement.

This release includes, but is not limited to, the following: any and all liability, actions, causes of actions, common law claims, statutory claims under state or federal law including but not limited to any rights and claims under Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Family & Medical Leave Act; the Age Discrimination in Employment Act; the Sarbanes-Oxley Act; the Worker Adjustment Retraining Notification Act (“WARN”); any claim under any state’s human rights act, wage payment act, civil rights laws, or similar laws; any law governing any aspect of employment, and any amendments thereto (except for claims for workers’ compensation and unemployment insurance benefits); any claim under any municipal, state, or federal common law, statute, regulation or ordinance; breach of contract claims; breach of any collective bargaining agreement claims; tort claims, including negligence; and all demands, damages expenses, fees (including attorney’s fees, court costs, expert witness fees, etc.), which the Employee Releasing Parties may have against the Company Released Parties or have in connection with all interactions, transactions or contracts, express or implied, between the Employee Releasing Parties and the Company Released Parties, including, but not limited to Employee’s employment and the termination of Employee’s employment, or any acts, transactions, or occurrences between the Employee Releasing Parties and the Company Released Parties through the Signature Date of this Agreement. This release does not purport to waive claims arising under these laws after the Signature Date of this Agreement.

(2)
As a material inducement to the Employee to enter into this Agreement, the Company Releasing Parties fully release and discharge the Employee Released Parties from any and all liability, actions, causes of actions, and claims of any nature, whether known or unknown, in connection with all interactions, transactions or contracts, express or implied, which the Company Releasing Parties have against the Employee Released Parties or have in connection with any and all interactions, transactions or contracts, express or implied, between the Company Releasing Parties and the Employee Released Parties, through the Signature Date of this Agreement.

G. Continuing Rights. Nothing in this Agreement will limit your right to: pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission or any Federal, State, or Local Agency; file a claim for unemployment benefits; file a claim for workers’ compensation benefits (to the extent applicable state law prohibits the direct release of such benefits without judicial or agency approval); assert claims that may arise after you sign this Agreement; or file a claim asserting any causes of action that by law you may not legally waive. You agree, however, that if you or anyone on your behalf brings any action concerning or related to any cause of action or liability released in this Agreement, you waive your right to, and will not accept, any monies or other relief, awarded in connection with that action.

Additionally, nothing in this Agreement will be interpreted to limit your ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act. Moreover, nothing in this Agreement deters or prevents you from cooperating with or providing truthful information or testimony to such governmental agencies during the course of any government investigation or during litigation.

THIS MEANS THAT BY SIGNING THIS AGREEMENT YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO RECOVER IN A LAWSUIT OR OTHER ACTION AGAINST THE COMPANY RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO THE COMPANY, BASED ON ANY ACTIONS OR OMISSIONS MADE BY THE COMPANY RELEASED PARTIES, INCLUDING, BUT NOT LIMITED TO, CLAIMS WHICH IN ANY WAY ARISE FROM OR RELATE TO YOUR EMPLOYMENT

RELATIONSHIP AND THE SEPARATION OF YOUR EMPLOYMENT WITH THE COMPANY OR ANY ACTS, TRANSACTIONS, OR OCCURRENCES BETWEEN YOU AND THE COMPANY RELEASED PARTIES THAT TOOK PLACE AT ANY TIME, UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

H. Additional Material Acknowledgements. Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”) or any equivalent state or local law, Employee admits that Employee has been properly paid for all hours worked and received from the Company all rights and benefits, if any, potentially due to Employee pursuant to the FLSA and any relevant laws. Employee states that Employee is aware of no facts (including any injuries or illnesses) which might lead to Employee filing a workers’ compensation claim against the Company Released Parties and Employee warrants that Employee has not suffered any work injury that Employee has not previously disclosed to the Company.

You affirm that you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time of payment of the Severance Payment pursuant to this Agreement, are not entitled to, are not eligible for, and have not applied for or sought Social Security or Medicare benefits. If any statement in the previous sentence is incorrect (for example, but not limited to, if you are a Medicare beneficiary, etc.), the remaining sentences of this paragraph apply. You affirm, covenant, and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against, the Company Released Parties under which the Company Released Parties could be liable for medical expenses incurred by you before or after signing this Agreement. Furthermore, you are not aware of any medical expenses that Medicare has paid and for which the Company Released Parties could be liable now or in the future. You affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Company Released Parties harmless from Medicare claims, liens, damages, conditional payments and rights to payment, if any, including attorneys' fees, and you further agree to waive any and all future private causes of action for damages under 42 U.S.C. § 1395y(b)(3)(A) et seq.

You also affirm that you have no knowledge of the existence of any lawsuit, charge, or proceeding against any Company Released Party arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, you agree that you immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.

I.
Non-Disclosure of Confidential Information. Employee, by virtue of Employee’s position with the Company, had access to and/or received trade secrets and other confidential and proprietary information about the Company’s business that is not generally available to the public and which has been developed or acquired by the Company at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes, but is not limited to, the following types of proprietary information (whether or not reduced to writing or still in development) that is not generally known to the public or to competitors of the Company because the Company has engaged in reasonable efforts to maintain its secrecy: information about the

Company’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, and/or personnel. Confidential Information does not include information that arises from Employee’s general training, knowledge, skill or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that Employee otherwise has a right to disclose as legally protected conduct.

Employee agrees that Employee will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party who is not authorized to receive, review, or access the Confidential Information. Employee also agrees to not use Confidential Information on behalf of Employee or any third party and, by signing this Agreement, affirms that Employee has returned all Confidential Information to the Company and, as such, does not possess or have access to the Company Confidential Information. The purpose of this provision is to protect the Company’s Confidential Information from improper use or disclosure, to the maximum extent permitted by law. This confidentiality obligation does not prohibit or restrict Employee from initiating any communications with, or responding to any inquiry from, or providing testimony before any federal, state or local regulatory authority, regarding this Agreement or its underlying facts or circumstances. If you have any questions regarding what information would be considered by the Company to be information subject to this provision, you agree to contact Rasmani Bhattacharya, Chief Legal Officer, at Rasmani.bhattacharya@csgi.com or by mail at 169 Inverness Drive W., 3rd Floor, Englewood CO 80112.

18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

Employee understands these promises are in addition to, not in lieu of, all prohibitions against disclosures and use of trade secrets and other Confidential Information under any other agreement Employee entered with the Company, and applicable state and federal law.

Nothing in this Agreement prohibits Employee from disclosing Confidential Information in the following circumstances: (1) in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if Employee files a retaliation lawsuit for reporting a suspected violation of law, Employee may disclose related Confidential Information to Employee’s attorney and use them in related court proceedings, as long as Employee files documents containing the Confidential Information under seal and does not otherwise disclose the Confidential Information except pursuant to court order. Except for as provided in Paragraph II.J of this Agreement, if Employee is compelled by subpoena or other court order to disclose any of the Company’s Confidential Information, Employee agrees to notify Rasmani Bhattacharya, Chief Legal Officer, at Rasmani.bhattacharya@csgi.com or by mail at 169 Inverness Drive W., 3rd Floor, Englewood CO 80112 by certified or overnight mail within two business days of receiving such a subpoena or court order.

J. Non-Solicitation of Employees. For a period of one (1) year after the Termination Date, without the prior written consent of the Company, Employee agrees (i) not to directly or indirectly employ, solicit for employment, assist any other person in employing or soliciting for employment, or advise or recommend to any other person that such other person employ or solicit for employment any person who then is an employee of the Company or its subsidiaries (“Companies”) and (ii) not to recommend to any then employee of the Companies that such employee leave the employ of the Companies.

K. Noncompetition. Because of the Companies’ legitimate business interests, and the good and valuable consideration offered to the Employee, Employee agrees that for a period of one (1) year after the Separation Date, Employee will not, directly or indirectly engage in a business activity, which is then being actively engaged in by the Companies, with the following entities, whether as an employee, agent, consultant, independent contractor, owner, partner, member, or otherwise: Amdocs, Oracle, Ericsson, Netcracker, Nokia, Hansen, Cerillion, Tecnotree, Comarch, Subex, Mind CTI, Zuora, BillingPlatform, GoTransverse, Recurly, Aria, Chargify, Recvue, Qvantel, Matrixx, Optiva/Redknee, and any division (whether retained or spun off) of a major systems integration company such as Tech Mahindra, Infosys, Wipro or Cognizant, that directly competes with the Companies’ BSS/Telecom business (the “Competitors”).

L. Non-Solicitation of Customers. The Employee agrees for a period of one (1) year after the Separation Date that he will not directly or indirectly:

(1)
solicit or recommend to any other person that such person solicit any then customer of the Companies, which customer also was a customer of the Companies at any time during the one (1) year period prior to the Separation Date, for the purpose of obtaining the business of such customer in competition with the Companies; or
(2)
induce or attempt to induce any then customer or prospective customer of the Companies to terminate or not commence a business relationship with the Companies.

The Company and Employee acknowledge and agree that the restrictions contained in Paragraphs K and L are both reasonable and necessary in view of the Employee's positions with the Company and that the benefits set forth in this Agreement are sufficient consideration for the Employee's acceptance of such restrictions. Nevertheless, if any of the restrictions contained in this Paragraph are found by a court having jurisdiction to be unreasonable, or excessively broad as to geographic area or time, or otherwise unenforceable, then the parties intend that the restrictions contained in this Paragraph be modified by such court so as to be reasonable and enforceable and, as so modified by the court, be fully enforced. Nothing contained in this paragraph shall be construed to preclude the investment by the Employee of any of his assets in any publicly owned entity so long as the Employee has no direct or indirect involvement in the business of such entity and owns less than 5% of the voting equity securities of such entity.

M. Confidentiality of Agreement and Mutual Non-Disparagement. Employee will keep confidential all the terms of this Agreement and will not disclose them to any person other than Employee’s spouse, legal or financial advisors, or government officials who seek such information in the course of their official duties. Further, except as provided herein, Employee agrees, and the Company agrees to instruct its executive leadership (Brian Shepherd, Rasmani Bhattacharya, Liz Bauer, Hai Tran, Eric Carrasquilla, and Chad Dunavant, collectively referred to as the “Executive Leadership”), not to make or issue, or cause any person, firm or entity to make or issue, any statement in any form concerning the Company Released Parties or the Employee, Employee’s employment relationship, or the termination of Employee’s employment relationship to any person or entity if such statement disparages or is harmful to the Company Released Parties or the Employee. Specifically, Employee agrees, and the Company agrees to instruct the Executive Leadership, not to make to any person any statement that disparages the Company Released Parties or the Employee or reflects negatively on the Company Released Parties or the Employee, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or officers, directors, board members, committee members, employees, successors, affiliates, or agents, the Employee’s employment, job performance, or termination of Employee’s employment relationship. Nothing in this Agreement in any way prohibits or is intended to restrict or impede you from disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice.

Nothing in this Agreement prohibits Employee from initiating any communications with, or responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances. Nothing in this confidentiality provision prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that Employee has made such reports or disclosures. If you are compelled by subpoena or other court order to disclose any of the information in this Agreement, however, you agree to notify Rasmani Bhattacharya, Chief Legal Officer, at Rasmani.bhattacharya@csgi.com or by mail at 169 Inverness Drive W., 3rd Floor, Englewood CO 80112 by certified or overnight mail within five business days of receiving such a subpoena or court order.

Nothing herein is intended to be or will be construed to prevent, impede, or interfere with Employee’s right to respond accurately and fully to any question, inquiry, or request for information regarding the Company or Employee’s employment with the Company when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any federal, state, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Employee further understands that nothing in the Agreement waives Employee’s right to testify before an administrative, legislative, or judicial proceeding pursuant to a court order, subpoena, or written request from an administrative agency concerning alleged criminal conduct or alleged sexual harassment on the part of any party to this Agreement, or their agents or employee. Employee is not required to contact the Company regarding the subject matter of any such communications before Employee engages in such communications. However, Employee cannot disclose to anyone confidential communications and documents that are protected by the Company’s attorney-client privilege or work product protection.

N. Continuing Obligations. As a material inducement to the Company to enter into this Agreement, Employee agrees and warrants that Employee agrees to comply with all obligations and responsibilities set forth in any express agreement between Employee and the Company, including those related to competitive activities and non-disclosure of confidential information, following the Termination Date. Any applicable agreement executed Employee is specifically incorporated into this Agreement as if fully stated herein.

You also agree to provide any information that the Company may reasonably request regarding your employment with the Company, or events or persons you may have knowledge of through the same, including cooperating with any internal or litigation-related investigation(s), so long as such requests do not unreasonably interfere with any other job in which you are engaged. The Company agrees to reimburse you for all reasonable and documented out-of-pocket costs you may incur in complying with any such request.

O. Entire Agreement; Modification. This Agreement, as well as the CSG Sales Compensation Plan effective January 1, 2023, the CSG Systems International, Inc. Executive Severance Plan effective March 28, 2023, and the CSG Systems International, Inc. Executive Severance Plan Participation Agreement effective March 28, 2023, contain the entire agreement between you and the Company concerning the subject matter in this Agreement, and may not be modified except by a writing signed by both you and an authorized official of the Company.

P. Governing Law and Venue. This Agreement is governed by and construed in accordance with the laws of the state of Illinois. Any dispute arising out of or relating to this Agreement, including without limitation, any claim to interpret or enforce this Agreement, and any claim based on common law contract or tort law or statute, shall be brought in any state or federal court having subject matter jurisdiction in Chicago, Illinois. The Company and Employee waive any claim that personal jurisdiction is not proper or that venue is improper or inconvenient in such a court.

Q. Attorney’s fees: The prevailing party in any lawsuit or other proceeding to enforce the terms of this Agreement shall be entitled to the payment from the other Party of its or his reasonable attorney’s fees and costs incurred in enforcing this Agreement.

R. Severability. If any one or more of the provisions or parts of a provision contained in this Agreement are held to be invalid or unenforceable in any jurisdiction, that invalidity or unenforceability will not affect any other provision or part of a provision of this Agreement. The Company and Employee further agree that any court as noted above is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the Company and Employee as embodied in this Agreement to the maximum extent permitted by law. The Company and Employee expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

S. Counterparts, Electronic Signatures and Electronically Transmitted. This Agreement may be executed in two (2) or more counterparts, which may be electronically signed, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement. A document signed electronically or otherwise and transmitted electronically by facsimile or electronic mail is to be treated as an original and shall have the same binding effect as an original signature on an original document. Employee agrees that the Company may enforce this Agreement with a copy that is only signed by Employee.

T. Compliance with Release. If you breach or violate this Agreement, you understand that your breach or violation may give the Company Released Parties legal and equitable remedies against you under applicable law, including recovery of any Severance Payment issued pursuant to this Agreement.

I have carefully read this Agreement; I fully understand the Agreement’s contents and the effects thereof, including the Acknowledgements and Release in Paragraphs II.E and II.F, I understand that I have a right to review this Agreement with an attorney of my choice, and I have executed the same of my own free will, without any coercion by the Company, the Company Released Parties, or any of the Company’s or the Company Released Parties’ directors, officers, employees, agents or representatives. No representation, promise, or inducement has been made other than as set forth in this Agreement, and I enter into this Agreement without reliance upon any other representation, promise, or inducement not set forth herein. I further understand and represent that I assume the risk for any mistake of fact now known or unknown, and I understand and acknowledge the significance and consequences of this Agreement and I represent that its terms are fully understood and voluntarily accepted.

IN WITNESS WHEREOF, the parties sign this Agreement on the dates indicated below with the intent to be bound by its terms and conditions.

CSG Systems, Inc.

/s/ Kenneth M. Kennedy____________	By: _/s/ Rasmani Bhattacharya___________
Kenneth M. Kennedy	Rasmani Bhattacharya
Chief Legal Officer

Date: _September 28, 2023__________	Date: _September 27, 2023______________